Exhibit 4.1

HEXO CORP.

ANNUAL INFORMATION FORM

For the fiscal year ended July 31, 2018

OCTOBER 25, 2018

TABLE OF CONTENTS

ANNUAL INFORMATION FORM	3

FORWARD-LOOKING STATEMENTS	3

CORPORATE STRUCTURE	4

GENERAL DEVELOPMENT OF THE BUSINESS	6

DESCRIPTION OF THE BUSINESS	9

RISK FACTORS	15

DIVIDENDS	25

CAPITAL STRUCTURE	25

MARKET FOR SECURITIES	26

PRIOR SALES	27

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER	28

DIRECTORS AND OFFICERS	28

PROMOTERS	33

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	33

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	33

TRANFER AGENT AND REGISTAR	33

MATERIAL CONTRACTS	34

AUDIT COMMITTEE INFORMATION	34

INTERESTS OF EXPERTS	35

ADDITIONAL INFORMATION	35

SCHEDULE A - AUDIT COMMITTEE CHARTER

ANNUAL INFORMATION FORM

In this annual information form (“Annual Information Form” or “AIF”), unless otherwise noted or the context indicates otherwise, the “Company”, “HEXO”, “we”, “us” and “our” refer to HEXO Corp. and its wholly-owned subsidiaries, and the terms “cannabis”, “client”, “licensed producer” and “marijuana” have the meanings given to the terms “cannabis”, “client”, “licensed producer” and “marihuana” respectively in the Access to Cannabis for Medical Purposes Regulations (Canada) (the “ACMPR”) made under the Controlled Drugs and Substances Act (Canada) (the “CDSA”).

All currency amounts in this AIF are stated in Canadian dollars, unless otherwise noted.

Unless otherwise noted, all information in this AIF is given as of July 31, 2018.

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains certain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. Such statements can be identified by the use of forward-looking terminology such as “expect,” “likely”, “may,” “will,” “should,” “intend,” or “anticipate”, “potential”, “proposed”, “estimate” and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance, or other statements that are not statements of fact. The forward-looking statements included in this Annual Information Form are made only as of the date of this Annual Information Form. Forward-looking statements in this Annual Information Form include, but are not limited to, statements with respect to:

•	the competitive and business strategies of the Company;

•	the intention to grow the business, operations and potential activities of the Company;

•	the ongoing expansion of the Company’s facilities, its costs and receipt of approval from Health Canada to complete such expansion and increase production and sale capacity;

•	the expected production capacity of the Company;

•	the expected sales mix of offered products;

•	the competitive conditions of the industry;

•	whether the Company will have sufficient working capital and its ability to raise additional financing required in order to develop its business and continue operations;

•	the applicable laws, regulations and any amendments thereof;

•	the grant, renewal and impact of any licence or supplemental licence to conduct activities with cannabis or any amendments thereof;

•	the anticipated future gross margins of the Company’s operations; and

•	the performance of the Company’s business and operations.

The purpose of forward-looking statements is to provide the reader with a description of management’s expectations, and such forward-looking statements may not be appropriate for any other purpose. In particular, but without limiting the foregoing, disclosure in this Annual Information Form under “Description of the Business” as well as statements regarding the Company’s objectives, plans and goals, including future operating results, economic performance and patient acquisition efforts may make reference to or involve forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Certain of the forward-looking statements and other information contained herein concerning the cannabis industry and its medical and adult-use markets and the general expectations of HEXO concerning the industry and the Company’s business and operations are based on estimates prepared by HEXO using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which HEXO believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While HEXO is not aware of any misstatement regarding any industry or government data presented herein, the cannabis industry and newly forming adult-use market involves risks and uncertainties that are subject to change based on various factors.

A number of factors could cause actual events, performance or results to differ materially from what is projected in the forward-looking statements. You should not place undue reliance on forward-looking statements contained in this Annual Information Form. Such forward-looking statements are made as of the date of this Annual Information Form. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The Company’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Company is in the business of producing, marketing and selling cannabis through its wholly-owned subsidiary, HEXO Operations Inc. (“HOI”) (formerly 10074241 Canada Inc.), from its facilities in Gatineau, Québec. HOI is a licensed producer under the ACMPR.

The Company was incorporated under the Business Corporations Act (Ontario) (the “OBCA”) on October 29, 2013 as BFK Capital Corp. (“BFK”). BFK completed its initial public offering as a Capital Pool Company under Policy 2.4 of the TSX Venture Exchange (the “TSXV”) on November 12, 2014 and its common shares (the “Common Shares”) commenced trading on the TSXV under the symbol “BFK.P” on November 17, 2014.

On March 15, 2017, pursuant to a Qualifying Transaction in accordance with Policy 2.4 of the TSXV (the “Qualifying Transaction”), BFK acquired all of the issued and outstanding common shares of The Hydropothecary Corporation (“Predecessor THCX”). In connection with the completion of the Qualifying Transaction, the Company filed articles of amendment under the OBCA on March 15, 2017 to consolidate, prior to the acquisition of the common shares of Predecessor THCX, its Common Shares on a 1 post-consolidation share for every one-and-a-half (1.5) preconsolidation shares basis (the “Consolidation”), and to change its name to “The Hydropothecary Corporation”. As a result of the Qualifying Transaction, the Company met the TSXV listing requirements for a Tier 1 issuer and the Common Shares commenced trading on the TSXV under the symbol “THCX” on March 21, 2017.

On June 21, 2018, the Company received approval from the Toronto Stock Exchange (the “TSX”) to graduate from the TSXV and list the Common Shares on the TSX. The Common Shares commenced trading on the TSX under the symbol “HEXO” on June 22, 2018. Certain common share purchase warrants of the Company also commenced trading on the TSX under the symbol “HEXO.WT”

On August 29, 2018, the Company filed articles of amendment under the OBCA to change its name to “HEXO Corp.”

The Company’s head office is located at 204-490 Boulevard Saint-Joseph, Gatineau, Québec, J8Y 3W9. The Company’s telephone number is 1-844-406-1852. The Company’s business website is www.hexo.com and its corporate and investor relations website is ir.hexo.com. The Company’s registered office is located at Suite 6000, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1E2.

Intercorporate Relationships

HEXO has three wholly-owned subsidiaries, being HOI, Banta Health Group Inc. and Coral Health Group Inc.

HOI was formed on March 15, 2017 through the amalgamation of Predecessor THCX and 1010070 Canada Inc., then a wholly-owned subsidiary of the Company, under the Qualifying Transaction. In addition, 167151 Canada Inc. (“167 Canada”), another previous subsidiary of the Company, was amalgamated with HOI on August 3, 2018. Banta and Coral were incorporated by Predecessor THCX under the CBCA and the OBCA respectively on August 2, 2016 and November 25, 2016 respectively.

In addition to these subsidiaries, the Company, indirectly through HOI, owns all of the preferred shares of 8980268 Canada Inc. (“898 Canada”) and has an irrevocable right to acquire the one issued and outstanding common share of 898 Canada, which is jointly owned by Michael Munzar and Vincent Chiara, directors of the Company. See “Description of the Business - The Company’s Facilities”.

On October 4, 2018, the Company finalized a joint venture with Molson Coors Canada. The joint venture has been established through a stand-alone company named Truss Limited Partnership, in which HOI holds a 42.5% interest, and the remaining 57.5% interest is held by Molson Coors Canada. The joint venture company possesses a separate board of directors and management team from HEXO.

The following chart illustrates, as of the date of this AIF, the Company’s corporate structure including details of the jurisdiction of formation of each subsidiary.

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year History

Introduction

Predecessor THCX was formed in August 2013 with the strategic purpose of seeking a licence under the regulatory regime for medical cannabis introduced by Health Canada in 2013, the Marihuana for Medical Purposes Regulations (the “MMPR”), and developing a premium brand and offering a suite of products and services for this new market. In November 2014, Predecessor THCX acquired 167 Canada, which had received a licence under the MMPR in March 2014 to produce, possess and destroy medical cannabis.

Through 167 Canada as its wholly-owned subsidiary, Predecessor THCX commenced commercial production and sales of legal medical cannabis in Canada. Predecessor THCX had its first harvest on October 8, 2014.

Between March 2014 and November 2016, Predecessor THCX completed various private placement financings for gross proceeds of approximately $35 million to funds its operations and investigated options for going public and raising additional capital to grow its business.

Reverse Takeover and Qualifying Transaction

On November 16, 2016, Predecessor THCX entered into an agreement with BFK to proceed with the Qualifying Transaction.

Predecessor THCX and BFK subsequently completed the Qualifying Transaction on March 15, 2017 to form the Company. Under the Qualifying Transaction, BFK acquired all the issued and outstanding common shares in the capital of Predecessor THCX by way of a three-cornered amalgamation, pursuant to which a wholly-owned subsidiary of BFK amalgamated with Predecessor THCX and each Predecessor THCX shareholder received six (6) post-Consolidation Common Shares in the capital of BFK for each THCX common share held. In addition, as part of the Qualifying Transaction, BFK completed the Consolidation and changed its name from “BFK Capital Corp.” to “The Hydropothecary Corporation”, and the directors and management of Predecessor THCX became the directors and management of the Company.

In connection with the Qualifying Transaction, Predecessor THCX completed both a brokered and a non-brokered private placement of common shares for gross proceeds of $17.5 million.

Under the Qualifying Transaction, the Company issued a total of 68,428,824 Common Shares to the holders of shares of Predecessor THCX. Following closing of the Qualifying Transaction, the Company had a total of 70,266,594 Common Shares outstanding. In addition, 22,532,979 Common Shares of the Company were reserved for issuance upon the conversion or exercise of secured convertible debentures, unsecured convertible debentures, warrants and options issued to the holders of Predecessor THCX secured convertible debentures, unsecured convertible debentures, warrants and options.

With the completion of the Qualifying Transaction, the Company met the TSXV listing requirements for a Tier 1 issuer and the Common Shares commenced trading on the TSXV under the symbol “THCX” on March 21, 2017.

Licences

The Company is licensed to produce and sell cannabis and cannabis products as a licensed producer under the provisions of the ACMPR. Predecessor THCX was issued its initial licence under the MMPR to cultivate medical cannabis through 167 Canada in March 2014 and its licence was amended in May 2015 to permit it to sell medical cannabis. The MMPR were replaced by the ACMPR in August 2016. HEXO’s current licence under the ACMPR was most recently renewed on June 21, 2017 and will be up for renewal on October 15, 2019. The Company’s licence is issued by Health Canada to HEXO (formerly Hydropothecaire/Hydropothecary), the operating name of the business run by HEXO Operations Inc.

The Company’s licence designates it as a licensed producer and permits the production, sale, possession, shipping, transportation, delivery and destruction of fresh cannabis, dried cannabis, cannabis plants, cannabis seeds, cannabis oil and cannabis resin, all as set out therein, delivered pursuant to the ACMPR and CDSA. The licence covers Buildings 1, 2, 3, 4, 5, 6, 7 and 8 at the Company’s facilities as described below and authorizes unlimited production of cannabis.

HEXO’s licence has a current term ending on October 15, 2019. At the end of each term of the licence, HEXO must submit an application for renewal to Health Canada containing information prescribed by the ACMPR. HEXO is not currently aware of any reason why it would not be able to receive a renewal of its licence in October 2019.

Private Placement and Conversion of Unsecured 8% Convertible Debentures

On July 18, 2017, the Company closed a bought deal private placement of unsecured convertible debenture units for aggregate gross proceeds of $25.1 million (the “July 2017 Private Placement”). Under the placement, the Company issued a total of $25.1 million of 8.0% senior unsecured convertible debentures (the “July 2017 Debentures”) and 7,856,300 common share purchase warrants (the “July 2017 Warrants”).

Effective December 27, 2017, the Company forced the conversion of all of the outstanding principal amount of the July 2017 Debentures and unpaid accrued interest thereon into Common Shares. The Company became entitled to force the conversion of the July 2017 Debentures on November 19, 2017 on the basis that the volume weighted average price (“VWAP”) of the Common Shares on the TSXV for 15 consecutive trading days was equal to or exceeded $2.25.

Pursuant to the conversion of the July 2017 Debentures, holders of the July 2017 Debentures received 625 Common Shares for each $1,000 principal amount of July 2017 Debentures held, as well as an additional 22 Common Shares for each $1,000 principal amount of July 2017 Debentures held on account of accrued and unpaid interest, for a total of 647 Common Shares for each $1,000 principal amount of July 2017 Debentures held.

Effective January 2, 2018, the Company accelerated the expiry date of the July 2017 Warrants from July 18, 2019 to February 1, 2018. The Company became entitled to accelerate the expiry date of the warrants on December 27, 2017 on the basis that the closing trading price of the Common Shares on the TSXV exceeded $3.00 for 15 consecutive trading days.

Public Offering and Conversion of 7.0% Unsecured Debenture Units

On November 24, 2017, the Company closed a bought deal public offering of 7.0% unsecured convertible debenture units for aggregate gross proceeds of $69.0 million (the “November 2017 Offering”). Under the offering, the Company issued a total of $69.0 million of 7.0% unsecured convertible debentures (the “November 2017 Debentures”) and 15,663,000 common share purchase warrants (the “November 2017 Warrants”).

Effective January 15, 2018, the Company forced the conversion of all of the outstanding principal amount of the November 2017 Debentures and unpaid accrued interest thereon into Common Shares. The Company became entitled to force the conversion of the November 2017 Debentures on December 13, 2017 on the basis that the VWAP of the Common Shares on the TSXV for 10 consecutive trading days was equal to or exceeded $3.15.

Pursuant to the conversion of the November 2017 Debentures, holders of the November 2017 Debentures received 454.54 Common Shares for each $1,000 principal amount of 7.0% Debentures held, as well as an additional 1.33 Common Shares for each $1,000 principal amount of November 2017 Debentures held on account of accrued and unpaid interest, for a total of 455.87 Common Shares for each $1,000 principal amount of November 2017 Debentures held.

Effective May 24, 2018, the Company accelerated the expiry date of the November 2017 Warrants from November 24, 2019 to June 25, 2018. The Company became entitled to accelerate the expiry date of the warrants on May 23, 2018 on the basis that the closing trading price of the Common Shares on the TSXV exceeded $4.50 for 10 consecutive trading days.

Public Offering of Units

On January 30, 2018, the Company completed a bought deal public offering of 37,375,000 units of the Company at a price of $4.00 per unit for aggregate gross proceeds to the Company of $149.5 million. Each unit consisted of one Common Share and one-half of one common share purchase warrant, with each whole warrant being exercisable to purchase one Common Share for a period of two years at an exercise price of $5.60 per share, subject to adjustment in certain events.

SAQ Agreement

On April 11, 2018, the Company announced that it has entered into a commercial agreement with the SAQ to be the preferred supplier of cannabis products for the Québec market for the first five years post-legalization, with an option to extend the term for an additional year. Under the agreement, the Company will supply 20,000 kg of products in the first year of the agreement and is expected to supply 35,000 kg in the second year and 45,000 kg in the third. The volumes for the final two years of the agreement will be established at a later date based on the sales generated in the first three years. The supply arrangement covers the full range of the Company’s products and brands, from flowers to cannabis oil.

TSX Listing

On June 21, 2018, the Company received approval from the TSX to graduate from the TSXV and list the Common Shares on the TSX. The Common Shares commenced trading on the TSX under the symbol “HEXO” on June 22, 2018. Certain common share purchase warrants of the Company also commenced trading on the TSX under the symbol “HEXO.WT”.

Molson Coors Canada Joint Venture – Truss

On August 1, 2018, HEXO and Molson Coors Canada, the Canadian business unit of Molson Coors Brewing Company (NYSE: TAP; TSX: TPX), entered into an agreement to form a joint venture to pursue opportunities to develop non-alcoholic, cannabis-infused beverages for the Canadian market following adult-use legalization. The joint venture transaction was subsequently completed on October 5, 2018.

Under the joint venture, HEXO and Molson Coors Canada have formed a standalone company named Truss Limited Partnership with its own board of directors and an independent management team led by former Molson Coors executive, Brett Vye, in the role of Chief Executive Officer. The Company holds a 42.5% interest in the company, while Molson Coors Canada holds the remaining 57.5% interest. The five-member board of directors for the company is comprised of Frederic Landtmeters, President and CEO of Molson Coors Canada, Paul Holden, VP of Legal and Industry Affairs of Molson Coors Canada, Scott Cooper, VP, Global Innovation of Molson Coors (and Chairman of the Truss board), Sebastien St-Louis, Chief Executive Officer and co-founder of HEXO, and Ed Chaplin, Chief Financial Officer of HEXO.

In connection with the closing of the transaction, HEXO issued 11,500,000 common share purchase warrants to an affiliate of Molson Coors Canada, each of which is exercisable to acquire one Common Share for a period of three years at an exercise price of $6.00 per share.

Subsequent Developments

Expansion into Greece

On September 26, 2018, HEXO announced plans to establish a Eurozone processing, production and distribution centre in Greece. The partnership with Greek company Qannabos (“QNBS”) will catalyze a vertically integrated cannabis enterprise to capitalize on the current medical markets. HEXO’s plan to establish operations in Greece marks the Company’s first foray into the European cannabis market. The move will provide the Company with a presence in Europe with the expectation of supplying a full suite of brands in France, the United Kingdom, and other European markets once regulations permit. The agreement between HEXO and QNBS plans for the development of 350,000 sq. ft. of licensed infrastructure that will be used for manufacturing, processing and distribution of medical cannabis products, powered by HEXO, destined for the European market.

Belleville Facility

On September 10, 2018, HEXO announced the acquisition of an interest in a 2,004,000 sq. ft. facility in Belleville, Ontario. This is the first facility of the Company to be established outside of Québec, further delivering on its national expansion strategy and providing capacity for the manufacturing of advanced cannabis products, including cosmetics, vapes, non-alcoholic beverages and other edibles. The centralized location, conveniently located along primary shipping routes in Ontario, presents the opportunity to process and distribute products and to fulfil commitments across Canada. The space also supports the Company’s hub and spoke model. Its scalability, flexibility and location are ideal to deliver on anticipated future joint ventures with Fortune 500 companies for cosmetics, edibles, vapes, and more, positioning it to become a centre of excellence for all of HEXO’s joint ventures. HEXO’s expansion will also lead to the creation of jobs and a rejuvenated employment sector for the area.

The building, previously used as a Sears distribution centre, is owned by Belleville Complex Inc. (“Belleville Complex”), which is owned by Olegna Holdings Inc. In addition to initially leasing approximately 500,000 sq. ft. of space in the building under a long-term lease, HEXO plans to acquire a 25% interest in Belleville Complex from Olegna Holdings Inc. In addition to its initial lease of space, it is expected that HEXO will have rights of first offer and first refusal to lease the remaining space in the building. As part of the transaction, HEXO has loaned $20,000,000 to Belleville Complex to acquire the building. The loan is due within 120 days from September 7, 2018, and, as of October 7, 2018, bears interest at an annual rate of 4%, payable monthly. The loan is secured by a first mortgage over the building. The transaction is scheduled to close on or about October 26, 2018.

DESCRIPTION OF THE BUSINESS

Company Overview

The Company was founded in 2013 for the purpose of producing medical cannabis under Health Canada’s Marihuana for Medical Purposes Regulations (“MMPR”) and were the first licensed producer in Quebec and are the only publicly traded cannabis company headquartered in the province.

The MMPR was replaced by the Access to Cannabis for Medical Purposes Regulations (“ACMPR”) in August 2016. Under the Company’s current ACMPR license, it is authorized to produce and sell cannabis to medical patients and adult recreational users in dried and oil formats. The license has a term ending on October 15, 2019, and the Company is not currently aware of any circumstances that would impede renewal.

Ultimately, the Company is a vertically integrated consumer packaged goods company in the medical and emerging legal adult-use cannabis market. Its primary business is to cultivate, process, package and distribute cannabis through our facilities in Gatineau, Quebec, in order to serve the medical and adult-use cannabis markets across Canada and internationally where regulations allow. The Company has expanded operations to include a corporate office location in Gatineau, Quebec, additional advanced processing and manufacturing space in Belleville, Ontario, and a distribution centre located in Montreal, Quebec.

To date, we have sold over 1 million grams of medical cannabis to thousands of patients across Canada who count on us for safe, high-quality products. We have developed an extensive and award-winning product range, as well as valuable experience and knowledge, while serving these patients. This positions us well to serve the legal adult-use market. We currently possess the single largest and longest national forward supply amount among all licensed producers, based upon the announced provincial supply agreements. In Quebec alone, we will supply 20,000 kg in the first year of legalized adult-use cannabis and up to approximately 200,000 kg over the first five years of legalized adult-use cannabis.

Molson Coors Canada Joint Venture

The Company has established a joint venture with Molson Coors Canada in order to pursue opportunities in the non-alcoholic, cannabis infused beverages Canadian market. The Company will hold a 42.5% interest in the joint venture with the remaining balance allocated to Molson Coors Canada. The newly formed company will combine the proven beverage experience of Canada’s leading brewer with the quality cannabis and innovative products HEXO has become known for in the market. The joint venture is on track to be ready to supply Canada with its cannabis beverages upon the edibles and other smokeless cannabis products legalization date of October 17, 2019.

HEXO continues to seek opportunities in developing similar joint ventures in other cannabis infused product sectors in order to meet the edible markets preferred products demand expected to be begin October 17, 2019.

International Expansion into Greece

The Company announced the partnership with the Greek company Qannabos (“QNBS”). Together a joint venture will be created supported by the development of 350,000 sq. ft. of licensed infrastructure, which will be used for the manufacturing, processing and distribution of medical cannabis. This expansion is the Company’s first international embarkment and will allow HEXO to serve the medical markets of the United Kingdom, France and other European jurisdictions, where regulations permit, with our full suite of products.

The Company’s Licences

The Company is licensed to produce and sell cannabis as a licensed producer under the provisions of the ACMPR. The Company’s licence designates it as a licensed producer and permits the production, sale, possession, shipping, transportation, delivery and destruction of fresh cannabis, dried cannabis, cannabis plants, cannabis seeds, cannabis oil and cannabis resin, all as set out therein, delivered pursuant to the ACMPR and CDSA. The licence covers Buildings 1, 2, 3, 5, 6, and 8 at the Company’s facilities as described below and authorizes unlimited production of cannabis.

At the end of each term of the licence, HEXO must submit an application for renewal to Health Canada containing information prescribed by the ACMPR. HEXO is not currently aware of any reason why it would not be able to receive a renewal of its licence in October 2019.

The Company’s Facilities

HEXO’s facilities are located at 120 Chemin de la Rive, Gatineau, Québec (the “Gatineau Facility”). Predecessor THCX acquired the 65-acre Gatineau Facility when it purchased 167 Canada in November 2014. The Gatineau Facility currently consists of an approximately 7,000 square foot 4-season greenhouse (“Building 2”), a storage, processing and administration building (“Building 1”), a 35,000 square foot glass roof greenhouse (“Building 5”), two stand-alone laboratories each approximately 240 square feet in size (“Buildings 3 and 4”), a 250,000 square foot glass roof greenhouse and processing bay (“Building 6”) a modular building housing final packaging (“Building 7”), a second modular building for customer service and registration (“Building 8”) and a warehouse (“Warehouse”). As of the date of this Prospectus, Buildings 1, 2, 3, 5, 6 and 8 are covered by the Company’s licence under the ACMPR. HEXO is in the process of expanding to add an additional 1,000,000 square feet of growing, production and infrastructure space (the “Building 9”) which is on track to be completed by December 2018.

As of July 31, 2018, there exists 310,000 sq. ft. of licensed facilities and an expected 1,310,000 sq. ft. after completion of the expansion. The Company’s current production capacity is now capable of yielding 25,000 kg of quality dried cannabis and dried cannabis equivalent products and is expected to rise to 108,000 kg annually with the additional of B9 expected in December 2018. The current annual production estimate of 25,000 kg and future annual production estimate of 108,000 kg are based upon the estimated square footage of cultivation space and the ratio of dried cannabis cultivated per plant, which is derived from the historical output of the existing facilities and estimates of future production capabilities.

The Company recently leased a 2 million sq. ft. facility in Belleville, Ontario, through a joint venture for the purposes of manufacturing value-added cannabis products and increasing capacity for distribution and storage. The centralized location and the Company’s first facility outside of Quebec is ideally situated along primary shipping routes to distribute our products and fulfill commitments across Canada. This facility provides a regulatory key hole to our partners and future partners so that they may enter the cannabis industry with HEXO Corp. and have immediate access to licensed infrastructure. This acquisition further delivers on our expansion strategy and ensures necessary capacity for the manufacture of advanced cannabis products, including cosmetics, vapes, non-alcoholic beverages and other edibles.

On September 19, 2018, the Company also bolstered its distribution capacity with the announcement of the newly established distribution and storage centre formed with Metro Supply Chain Inc. This 58,000 sq. ft. facility in Montreal, Quebec, was strategically acquired for logistical purposes. Through it, we will supply cannabis for all direct-to-customer sales placed in Quebec through the SQDC’s online store. Additionally, through the distribution center we will house, supply and distribute direct-to-consumers the cannabis products of all licensed producers who have contracts with the SQDC.

The Gatineau Facility is owned by 898 Canada and is leased from 898 Canada by HOI for a term of 20 years having an expiration date of October 27, 2034, with two additional optional renewal periods of 5 years each, during which renewal terms the rent will be indexed to increases in the cost of living in Canada. Monthly base rent is $10.00. HEXO is responsible for additional rent, including costs related to utility usage, property maintenance, and certain taxes in accordance with the Gatineau Facility lease. As of the date hereof, the lease for the Gatineau Facility is in good standing.

HOI owns all of the outstanding preferred shares of 898 Canada but the one issued and outstanding common share of 898 Canada is owned by Michael Munzar and Vincent Chiara, directors of the Company and residents of Québec. The Gatineau Facility is considered farmland and in Québec, non-residents must obtain authorization from the Commission de protection du territoire agricole du Québec to acquire more than 4 hectares (or about 10 acres) of farm land. In addition to the lease for the Gatineau Facility, HOI has an irrevocable and unconditional agreement with Dr. Munzar and Mr. Chiara for the purchase of the issued and outstanding common share of 898 Canada upon demand and following receipt of approval from the Commission de protection du territoire agricole du Québec for HOI to own the facility. HEXO has applied for this approval.

The Company has leased commercial office space at 490 Boulevard Saint-Joseph, Gatineau, QC which houses the finance, HR, administrative, government relations, IT and executive teams of the Company.

The Company’s Product Offerings

HEXO offers dried cannabis and cannabis-derived products under three product types: dried cannabis, cannabis oils and decarb.

Dried Cannabis – Premium and mid-range products offered under the Time of Day and H2 lines. Both lines offer a relatively wide spectrum of CBD and THC levels, through sativa, hybrid and indica plant strains. HEXO offers 15 dried marijuana products priced between $3 and $15 a gram. Each product is carefully selected to treat symptoms universally reported by patients and meet the needs of adult-use customers.

Oil-Based Products – Elixir, a cannabis oil sublingual mist product line, includes both a high THC and high CBD content, and is Canada’s only peppermint-based cannabis oil product. Fleur de Lune, is one of Canada’s first cannabis-based THC intimate oils. Both products provide alternative, smokeless methods to consume cannabis. HEXO offers three oil-based products priced between $69 and $89 per bottle, as well as an intimate-use oil product priced $59 per 60 ml spray bottle.

Decarb – Decarb is an activated fine-milled cannabis powder product offered in a range of high- to low- CBD and THC content. Decarb is offered in six products, priced between $3 and $15 a gram.

Decarb was voted “Top New Product’’ at the 2017 Canadian Cannabis Awards; Elixir received third place in the same category, as well as second place in “Top High THC Oil”. We also received the top honours in the packaging category.

Brand

     HEXO – Adult-Use

During this past quarter, the Company announced HEXO as the adult-use brand name that will serve the legalized Canadian adult-use market. The goal of HEXO is to continue to offer a premium house of brands, signaling innovation, quality and consistency of experience and become a top two Canadian market share producer and 2% international market share producer. As a brand, HEXO shares the same focus on award-winning product innovation and high-quality cannabis that the market has come to expect from its medical sister brand, Hydropothecary.

     Hydropothecary – Medical

Hydropothecary sells premium as well as mid-market medical cannabis, offering over 24 products in dried, decarb and oil formats. Hydropothecary has been serving the medical market with its award-winning products for over three years, and will continue to serve our medical patients with the upmost levels of quality and customer service.

Adult-Use Market

On June 12, 2018 the Canadian government passed the legalization of cannabis through Bill C-45, An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts (the “Cannabis Act”) on rendering adult-use of cannabis lawful throughout Canada beginning October 17, 2019. Only cannabis cultivated by producers licensed by the federal government under the ACMPR will be lawful for consumption.

According to Statistics Canada, nearly 5 million Canadians purchased approximately 760,000 kg of cannabis worth $5.7 billion in 2017, mostly from illegal sources. The federal agency estimates that the average price was $7.50 per gram. Various market studies have estimated the size of the legal Canadian cannabis market at over $10 billion per year. The Company is uniquely positioned to serve that market through holding the largest forward supply contract of all licensed producers.

As of August 13, 2018, all provinces and territories have announced their cannabis market retail approach, ranging from privately owned stores to government-owned retail, as well as a combined approach in several jurisdictions. The Company has positioned itself through strategic supply agreements with the Quebec, Ontario and British Columbia provincial governments, as well as through an investment in the private cannabis retail sector, in order to offer its award-winning and innovative products across all channels throughout Canada.

CANADIAN MARKET OVERVIEW

Quebec

In Quebec, which has a population of 8.45 million, or approximately 23% of the Canadian population, the Société québécoise du cannabis (“SQDC”) operates the distribution and sale of adult-use cannabis. The SQDC has established 15 retail locations throughout the province, for in-store cannabis sales. It expects to increase this number to 50 locations within the first year of legalization. It will also sell cannabis online.

In the first year of legalization, the Company holds a 35% market share in Quebec. The Company’s agreement with the SQDC spans a potential five-year period, with us supplying 200,000 kg or more of cannabis, representing $1 billion in potential revenues.

In addition, the Company has reached a distribution agreement with the SQDC, in which it will house and distribute all of the SQDC’s online sales to end-users. This includes the product of all licensed producers with established supply agreements held with the SQDC.

Ontario

In Ontario, which has a population of 14.4 million, or approximately 40% of the Canadian population, the government has announced that it will offer consumers a variety of cannabis products through Ontario Cannabis Store (“OCS”) online web sales in 2018. The province will also allow privately owned retail locations that serve the adult-use market. Initially, products will include dried cannabis, oil and capsule products, pre-rolled, and clones and seeds.

The Company has entered into a supply agreement with the OCS, in which we will supply the province with THC and CBD Elixir and Fleur de Lune products, two of our most innovative oil-based and smokeless offerings. In the future, once the 1 million sq. ft. greenhouse expansion is complete in December 2018, the Company will offer its full suite of products. This approach will allow the Company to initially serve the Ontario market for smokeless cannabis products through the OCS.

British Columbia

British Columbia, which has a population of 4.6 million, or approximately 13% of the Canadian population, will serve the adult-use cannabis market through a dual private-government approach. The British Columbia Liquor Distribution Branch (“BCLDB”) will manage the distribution of cannabis and cannabis-based products. The Company holds a supply agreement with the BCLDB, in which it will supply it’s THC and CBD oil-based Elixir and Fleur de Lune products.

The Company has also aligned itself with Fire & Flower (“F&F”), a private cannabis retailer, through a strategic investment of a $10 million convertible loan. F&F is expected to hold store locations throughout British Columbia, allowing HEXO products to be distributed via the private retail route in tandem with the BCLDB.

Other Canadian Private Markets

The Company expects to enter the remaining private-sector Canadian cannabis markets via strategic investments in private retailers such as the investment in F&F. Currently, F&F holds two licenses for retail locations within Saskatchewan and is currently undergoing the licensing process in Alberta, with 37 locations pending. F&F has also begun the process of acquiring licenses and locations in Manitoba.

Medical Sales and Client Acquisition

Under the ACMPR, HEXO sells medical marijuana under the Hydropothecary name solely to clients who have obtained a valid medical document from a doctor or authorized health care professional. All medical clients of HEXO are required to order their medical marijuana through the Hydropothecary online store or over the phone, through one of the Company’s trained representatives. Once an order is placed, it is shipped securely and discreetly to the client in accordance with the ACMPR, which regulates the packaging, labelling and shipping requirements for dried marijuana.

Licensed producers such as HEXO are restricted in the manner of advertising their products directly to the general public. Licensed producers are permitted to provide to the public representations of their brand name, proper or common name of the strain, price, cannabinoid content and contact information. Working in cooperation with Health Canada’s ACMPR compliance department, Hydropothecary’s patient-client acquisition strategy is focused on building national brand awareness for HEXO/Hydropothecary, its products and the Hydropothecary value proposition among its target patient-markets.

For client acquisition, Hydropothecary works closely with specialty cannabinoid clinics to build product education and company awareness through patients, clinic staff and health care practitioners.

Employees

As at July 31, 2018, HEXO has approximately 220 employees and expects to reach 400 employee’s by calendar years end. HEXO’s team includes skilled professionals with experience directly translatable to the business. This includes 40 employees in harvest and cultivation, 81 employees in operations, manufacturing and processing, 53 employees in sales and marketing, 7 employees in quality and research and development, and 39 employees in corporate services and executive.

Proprietary Protection

HEXO protects its intellectual property through by seeking and obtaining registered protection (inclusive of patents) where possible. HEXO has over a dozen registered trademarks, has filed to protect over a dozen more in accordance with its Intellectual Property Strategy and has further filed multiple patent applications, in its continuing effort to protect and create value.

Corporate Social Responsibility

At HEXO, the goal is to be one of the world’s leading cannabis brands powering an array of medical and consumer products. In order to achieve our goal, HEXO needs to think about more than just our products and prices. HEXO must also examine the way our operations impact the natural and social environment. As part of this commitment, HEXO recruited the former British Columbia Health and Environment Minister Dr. Terry Lake to the position of VP of Corporate Social Responsibility (“CSR”).

HEXO’s CSR Charter focuses on four priorities to meet these goals: People, Public, Products, and Planet. Through this lens we are creating CSR partnerships at the local, provincial, national and international level.

HEXO is very proud to be investors in our local economy of Masson-Angers. As well as supporters of local organisations like La Fondation Santé Papineau, the Association for People Living with Chronic Pain and Ottawa Riverkeeper. HEXO has also contributed to the Gastrointestinal Society of Canada and Canadians for Fair Access to Medical Marijuana and are new members of the Global Cannabis Partnership which brings together many diverse stakeholders in the cannabis industry to create a global standard for social and environmental sustainability.

As HEXO launches the Canadian adult-use cannabis industry it is crucial that HEXO demonstrates to the world that social and environmental responsibility while providing world-class products to consumers and patients alike.

RISK FACTORS

There are a number of risk factors that could cause future results to differ materially from those described herein. The risks and uncertainties described herein are not the only ones the Company faces. Additional risks and uncertainties, including those that the Company does not know about now or that it currently deems immaterial, may also adversely affect the Company’s business. If any of the following risks actually occur, the Company’s business may be harmed and its financial condition and results of operations may suffer significantly.

Financial Risk Factors

The Company has implemented risk management governance processes that are led by the Board of Directors, with the active participation of management, and updates its assessment of its business risk on an annual basis. Notwithstanding, it is possible that the Company may not be able to foresee all of the risks that it may have to face. The market in which the Company currently competes is complex, competitive and changes rapidly. Sometimes new risks emerge and management may not be able to predict all of them, or be able to predict how they may cause actual results to be different from those contained in any forward-looking statements. Readers of this AIF should not rely upon forward-looking statements as a prediction of future results.

Interest Risk

The Company’s exposure to interest rate risk only relates to any investments of surplus cash. The Company may invest surplus cash in highly liquid investments with short terms to maturity that would accumulate interest at prevailing rates for such investments. As at July 31, 2018, the Company had short term investments of $205,446,830.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables and convertible note receivable. As at July 31, 2018, the Company was exposed to credit related losses in the event of non-performance by the counterparties.

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk. Since the majority of the sales are transacted with clients that are covered under various insurance programs, the Company has limited credit risk.

Cash and cash equivalents are held by one of the largest cooperative financial groups in Canada. The short-term investments are held in various guaranteed investment certificates, term deposits, and fixed income securities. Since the inception of the Company, no losses have been incurred in relation to cash held by the financial institution. The trade receivable balance is held with one of the largest medical insurance companies in Canada. Credit risk from the convertible note receivable arises from the possibility that principal and/or interest due may become uncollectible. The Company mitigates this risk by managing and monitoring the underlying business relationship.

The carrying amount of cash and cash equivalents, short-term investments, trade receivables and convertible note receivable represents the maximum exposure to credit risk and as at July 31, 2018; this amounted to $255,432,114.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages its liquidity risk by reviewing on an ongoing basis its capital requirements. As at July 31, 2018, the Company had $244,788,518 of cash and short term investments.

The Company is obligated to pay accounts payable and accrued liabilities with a carrying amount and contractual cash flows amounting to $8,994,789 due in the next 12 months.

The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short term to maturity.

Reliance on Management and Key Persons

The Company is reliant on senior management’s ability to execute on strategy. This exposes the Company to management’s ability to perform, and as well the risk of management leaving the Company. To mitigate this risk, HEXO has implemented incentive plans for all members of the senior management team. In addition, all senior members currently hold significant equity in the Company, another deterrent from having them leave.

The success of the Company will be dependent upon the ability, expertise, judgment, discretion and good faith of certain of its management team and board of directors. While employment agreements and incentive programs are designed for the retention of such key persons, these agreements and incentive programs cannot assure the continued services of such persons. Any loss of key persons could have a material adverse effect on the Company’s business, operating results and/or financial condition.

Scale of Operations

The Company now possesses supplier contracts across four provinces with 20,000 kg of cannabis to be supplied to Quebec in year one alone. As demand for HEXO’s products increase there exists the risk of HEXO being unable to fulfil the demand due to production capacity limits on the existing facilities. Although the Company is currently on track to meet the intended goal of 108,000 kg of capacity by December 2018, delays in meeting this capacity increase could result in unfulfilled purchase orders and HEXO may lose a significant amount of sales. Any inability to secure the required supply of cannabis to meet the demands of supplier agreements either by means of internal generation or through acquisition could have a materially adverse impact on operating results of the Company.

Competition

HEXO faces intense competition from licensed producers and other companies, some of which can be expected to have more financial resources, industry, manufacturing and marketing experience than the Company. Additionally, there is potential that the industry will undergo consolidation, creating larger companies that may have increased geographic scope. As a result of this competition, the Company may be unable to maintain its operations or develop them as currently proposed, on terms it considers acceptable or at all. Increased competition by larger, better-financed competitors with geographic advantages could materially and adversely affect the business, financial condition and results of operations of HEXO.

The number of licences granted and the number of licensed producers ultimately authorized by Health Canada could have an impact on the operations of the Company. To date over 115 licenses have been authorized within Canada. HEXO expects to face additional competition from new market entrants that are granted licences under the ACMPR or existing licence holders which are not yet active in the industry. If a significant number of new licences are granted by Health Canada in the near term future, HEXO may experience increased competition for market share within the medical market and private retail provincial and territorial markets.

If the national demand of medical and adult-use cannabis in Canada increases, along with an increased number of licensed producers, HEXO expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, HEXO will require a continued high level of investment in joint enterprises, research and development, marketing, sales and client support. HEXO may not have sufficient resources to maintain and support these efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of HEXO.

Any or all of these events could materially and adversely affect the business, financial condition and results of operations of HEXO.

General Business Risk and Liability

Given the nature of Company’s business, it may from time to time be subject to claims or complaints from investors or others in the normal course of business. The legal risks facing the Company, its directors, officers, employees or agents in this respect include potential liability for violations of securities laws, breach of fiduciary duty and misuse of investors’ funds. Some violations of securities laws and breach of fiduciary duty could result in civil liability, fines, sanctions, or the suspension or revocation of the Company’s right to carry on its existing business. The Company may incur significant costs in connection with such potential liabilities.

Regulation of the Cannabis Industry

The Company is heavily regulated in all jurisdictions where it carries on business. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the Company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on the Company’s products and services.

Failure to adhere to these regulations may result in possible sanctions including the revocation or imposition of conditions on licences to operate the Company’s business; the suspension or expulsion from a particular market or jurisdiction or of its key personnel; and, the imposition of fines and censures. To the extent that existing or future regulations affect the sale or offering of the Company’s product or services in any way, the Company’s revenues may be adversely affected.

Regulatory Risks

The business and activities of the Company are heavily regulated in all jurisdictions where it carries on business. The Company’s operations are subject to various laws, regulations and guidelines by governmental authorities, particularly Health Canada, relating to the manufacture, marketing, management, transportation, storage, sale and disposal of medical cannabis, and also including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the Company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on the Company’s products and services.

Achievement of the Company’s business objectives are contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the production and sale of its products. The Company cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the Company.

Failure to comply with the laws and regulations applicable to its operations may lead to possible sanctions including the revocation or imposition of additional conditions on licences to operate the Company’s business; the suspension or expulsion from a particular market or jurisdiction or of its key personnel; and, the imposition of fines and censures.

To the extent that there are changes to the existing or the enactment of future laws and regulations that affect the sale or offering of the Company’s product or services in any way, the Company’s revenues may be adversely affected.

Change in Laws, Regulations and Guidelines

The Company’s operations are subject to a variety of laws, regulations and guidelines relating to the marketing, acquisition, manufacture, management, transportation, storage, sale and disposal of cannabis but also including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. While to the knowledge of the Company’s management, it is currently in compliance with all such laws, changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause adverse effects to the Company’s operations.

Reliance on Licence Renewal

HEXO’s business operations are dependent on its licence under the ACMPR. The licence must be renewed annually. HEXO’s current licence expires on October 15, 2019. Prior to the expiry of the licence, THCX must submit to Health Canada an application for renewal of the licence containing information prescribed by the ACMPR. Failure to comply with the requirements of the licence or any failure to renew the licence would have a material adverse impact on the business, financial condition and operating results of HEXO.

HEXO believes it is complying in all material respects with the terms of the licence and it is not aware of any reason why it would not be able to renew the licence upon its expiry. However, there can be no guarantee that Health Canada will renew the licence, or that such renewal will occur in a timely fashion or on terms similar to HEXO’s existing licence or otherwise acceptable to HEXO and its business. Should Health Canada not renew HEXO’s licence, delay the renewal of the licence or renew the licence on different terms, the business, financial conditions and results of the operation of HEXO would be materially adversely affected.

HEXO is in the process of expanding its facilities. In order for HEXO to include the new building under its licence, it must make an application to Health Canada to amend the licence to include the new buildings. Should Health Canada not grant the licence amendment, delay the amendment of the licence or amend the licence on different terms, the business, financial conditions and results of the operation of HEXO would be materially adversely affected.

Sufficiency of Insurance

The Company maintains various types of insurance which may include errors and omissions insurance; directors’ and officers’ insurance; property coverage; and, general commercial insurance. There is no assurance that claims will not exceed the limits of available coverage; that any insurer will remain solvent or willing to continue providing insurance coverage with sufficient limits or at a reasonable cost; or, that any insurer will not dispute coverage of certain claims due to ambiguities in the policies. A judgment against any member of the Company in excess of available coverage could have a material adverse effect on the Company in terms of damages awarded and the impact on the reputation of the Company.

Reliance on a Single Centralized Production Facility

HEXO’s activities and resources are currently primarily focused on its Gatineau Facility, and HEXO will continue to be focused on this facility for the foreseeable future. Adverse changes or developments affecting the Gatineau facility including but not limited to changes to municipal laws regarding zoning, facility design errors, environmental pollution, non-performance by third party contractors, increases in materials or labour costs, labour disputes or disruptions, inability to attract sufficient numbers of qualified workers, productivity inefficiencies, equipment or process failures, production errors, disruption in the supply of energy and utilities and major incidents and/or catastrophic events such as fires, explosions, earthquakes or storms, would have a material and adverse effect on HEXO’s business, financial condition and prospects.

Implementation of new ERP Systems

In year, the Company initiated the implementation of new ERP systems. The implementation is expected to be completed in fiscal year ended July 31, 2019. Upon full commencement of the implementation, the scoping, requirements definition, business process definition, design, and testing of the integrated ERP system could result in problems which could, in turn, result in disruption, delays and errors to the operations and processes within the business and/or inaccurate information for management and financial reporting.

Limited Operating History

HEXO commenced operations in August 2013, and as such is an early stage business and subject to the risks any early stage business faces. HEXO has incurred operating losses since commencing operations. The success of the Company is dependent on, among other things, eventual profitability of operations, ability to raise funds when necessary in a timely manner, and senior management’s ability to execute on strategy. The Company may incur losses in the future and may not achieve profitability.

Realization of Growth Targets

The Company’s growth strategy contemplates outfitting the Gatineau facility with additional production resources. There is a risk that these additional resources will not be achieved on time, on budget, or at all, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors and the following:

•	delays in obtaining, or conditions imposed by, regulatory approvals;

•	failure to obtain anticipated licence capacity increases;

•	plant design errors, non-performance by third party contractors, increases in materials or labour costs; or, construction performance falling below expected levels of output or efficiency

•	environmental pollution;

•	contractor or operator errors; or, breakdowns, aging or failure of equipment or processes;

•	labour disputes, disruptions or declines in productivity; or, inability to attract sufficient numbers of qualified workers;

•	disruption or delay in acquiring incremental supply of energy and utilities as needed; and major incidents and/or extraordinary catastrophic events such as fires, explosions, earthquakes or storms.

As a result, there is a risk that the Company may not have product, or sufficient product, available for shipment, to meet the expectations of its potential customers or in its business plan.

Risks Inherent in an Agricultural Business

A key aspect of HEXO’s business is growing cannabis, and as such the Company is exposed to the risks inherent in any agriculture business, such as disease spread, hazards, pests and similar agricultural risks that may create crop failures and supply interruptions for the Company’s customers. To mitigate the risk, HEXO has trained personnel to carefully monitor the growing conditions. Although HEXO grows its products indoors under climate controlled conditions and carefully monitors the growing conditions with trained personnel, there can be no assurance the natural elements will not have a material adverse effect on the production of its products.

Vulnerability to Rising Energy Costs

The Company’s cannabis growing operations consume considerable energy, making the Company vulnerable to rising energy costs. Although, the cultivating facilities are located in Quebec, which has one of the lowest hydro rates in the country. Rising or volatile energy costs may adversely impact the business of the Company and its ability to operate profitably.

Unfavourable Publicity or Consumer Perception

The Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the medical cannabis produced. Consumer perception of the Company’s products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s products and the business, results of operations, financial condition and the Company’s cash flows. The Company’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company’s products, and the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of medical cannabis in general, or the Company’s products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Development of Adult Recreational Market

The Cannabis Act came into effect on October 17, 2018 to create a regulated adult-use recreational market for cannabis in Canada, and the governments of every Canadian province and territory have, to varying degrees, announced proposed regulatory regimes for the distribution and sale of cannabis for adult-use purposes within those jurisdictions.

While HEXO has adopted a strategy and has been preparing for the legalization of the adult-use recreational market for cannabis in Canada, the impact of such regulatory changes and the creation of this market on the Company’s business is uncertain. Among other considerations, restrictions on advertising, marketing and the use of logos and brand names under the Cannabis Act could have a material adverse impact on the Company’s business, financial condition and results of operation. In addition, there is no guarantee that the regulatory regimes in the provinces and territories of Canada will be enacted according to all the terms announced by such provinces and territories, or at all, or that any such regulatory regimes will create the growth opportunities that the Company currently anticipates.

TSX Restrictions on U.S. Business Activities

On October 16, 2017, the TSX provided clarity regarding the application of certain of its listing requirements to TSX-listed issuers with business activities in the cannabis sector. In TSX Staff Notice 2017-0009, the TSX notes that issuers with ongoing business activities that violate U.S. federal law regarding cannabis are not in compliance with these requirements. The TSX reminded issuers that, among other things, should the TSX find that a listed issuer is engaging in activities contrary to the requirements, the TSX has the discretion to initiate a delisting review. Failure to comply with the requirements could have an adverse effect on our business.

International Expansion Risks

HEXO has announced plans to expand into Europe with the establishment of a Eurozone processing, production and distribution centre in Greece through a partnership with QNBS. HEXO’s expansion into jurisdictions outside of Canada is subject to additional business risks, including whether any market for our products will develop or be maintained. HEXO may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit HEXO’s ability to successfully expand our operations into such jurisdictions and may have a material adverse effect on the Company’s business, financial condition and results of operations

In addition, if HEXO expands into jurisdictions which are emerging markets, it may encounter political and other risks in emerging markets. Such operations would expose HEXO to the socioeconomic conditions as well as the laws governing the cannabis industry in such countries. Inherent risks with conducting foreign operations include, but are not limited to: high rates of inflation; extreme fluctuations in currency exchange rates; military repression war or civil war; social and labor unrest; organized crime; hostage taking; terrorism; violent crime; expropriation and nationalization; renegotiation or nullification of existing licenses, approvals, permits and contracts; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political norms, currency controls and governmental regulations that favor or require us to award contracts in, employ citizens of, or purchase supplies from, the jurisdiction. Governments in certain foreign jurisdictions intervene in their economies, sometimes frequently, and occasionally make significant changes in policies and regulations. Changes, if any, in cannabis industry or investment policies or shifts in political attitude in the countries in which HEXO may expand may adversely affect its operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of product and supplies, income and other taxes, royalties, the repatriation of profits, expropriation of property, foreign investment, maintenance of licenses, approvals and permits, environmental matters, land use, land claims of local people, water use and workplace safety. Failure to comply strictly with applicable laws, regulations and local practices could result in loss, reduction or expropriation of licenses, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

HEXO continues to monitor developments and policies in the emerging markets in which it may expand; however, such developments cannot be accurately predicted and could have an adverse effect on our operations or profitability. Any of the foregoing risks and uncertainties could have a material adverse effect on HEXO’s business, financial condition and results of operations.

Ownership or Control Restrictions in Foreign Jurisdictions

Non-resident individuals and non-domiciled foreign legal entities may be subject to restrictions on the acquisition or lease of properties in certain emerging markets. Limitations also apply to legal entities domiciled in such countries which are controlled by foreign investors, such as the entities through which HEXO may operate in certain countries. Accordingly, HEXO’s current and future operations may be impaired as a result of such restrictions on the acquisition or use of property, and our ownership or access rights in respect of any property we own or lease in such jurisdictions may be subject to legal challenges, all of which could result in a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Increased Operational, Regulatory and Other Risks from International Expansion

HEXO’s expansion into jurisdictions outside of Canada could increase its operational, regulatory, compliance, reputational and foreign exchange rate risks. The failure of the Company’s operating infrastructure to support such expansion could result in operational failures and regulatory fines or sanctions. Future international expansion could require HEXO to incur a number of up-front expenses, including those associated with obtaining regulatory approvals, as well as additional ongoing expenses, including those associated with infrastructure, staff and regulatory compliance. HEXO may not be able to successfully identify suitable acquisition and expansion opportunities or integrate such operations successfully with its existing operations.

Acquisition and Development Risks

HEXO expects to selectively seek strategic acquisitions. HEXO’s ability to consummate and to integrate effectively any future acquisitions on terms that are favourable to it may be limited by the number of attractive acquisition targets, internal demands on HEXO’s resources and, to the extent necessary, HEXO’s ability to obtain financing on satisfactory terms, if at all. Acquisitions may expose HEXO to additional risks including difficulties in integrating administrative, financial reporting, operational and information systems and managing newly acquired operations and improving their operating efficiency, difficulties in maintaining uniform standards, controls, procedures and policies through all of the HEXO’s operations, entry into markets in which HEXO has little or no direct experience; difficulties in retaining key employees of the acquired operations; and disruptions to HEXO’s ongoing business. In addition, future acquisitions could result in the incurrence of additional debt, costs, and contingent liabilities to HEXO. HEXO may also incur costs for and divert management attention to potential acquisitions that are never consummated. For acquisitions that are consummated, expected synergies may not materialize. HEXO’s failure to effectively address any of these issues could have a material adverse effect on HEXO’s business, financial condition, results of operations and cash flows in the future

Product Liability

As a manufacturer and distributor of products designed to be ingested or inhaled by humans, HEXO faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of HEXO’s products involve the risk of injury or loss to consumers due to tampering by unauthorized third parties, product contamination, unauthorized use by consumers or other third parties. Previously unknown adverse reactions resulting from human consumption of HEXO’s products alone or in combination with other medications or substances could occur. HEXO may be subject to various product liability claims, including, among others, that HEXO’s products caused injury, illness or loss, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against HEXO could result in increased costs, could adversely affect HEXO’s reputation with its clients and consumers generally, and could have a material adverse effect on the results of operations and financial condition of HEXO. There can be no assurances that HEXO will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of HEXO’s potential products.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of HEXO’s products are recalled due to an alleged product defect or for any other reason, HEXO could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. HEXO may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although HEXO has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of HEXO’s significant brands were subject to recall, the image of that brand and HEXO could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for HEXO’s products and could have a material adverse effect on the results of operations and financial condition of HEXO. Additionally, product recalls may lead to increased scrutiny of HEXO’s operations by Health Canada or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Reliance on Key Inputs

The Company’s business is dependent on a number of key inputs and their related costs including raw materials and supplies related to its growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and operating results of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of the Company.

Difficulties with Forecasts

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the medical cannabis industry in Canada. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations and financial condition of the Company.

Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. If the Company is unable to deal with this growth; that may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Litigation

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the Company’s common shares and could use significant resources. Even if the Company is involved in litigation and wins, litigation can redirect significant company resources.

Dividends

The Company has no earnings or dividend record and may not pay any dividends on its common shares in the foreseeable future. Dividends paid by the Company could be subject to tax and, potentially, withholdings.

Limited Market for Securities

The Company’s common shares are listed on the TSX, however, there can be no assurance that an active and liquid market for the common shares will be maintained and an investor may find it difficult to resell any securities of the Company.

Volatile Market Price of Common Shares

The market price for HEXO’s common shares may be volatile and subject to wide fluctuations in response to numerous factors, including governmental and regulatory regimes, community support for the medical cannabis industry, variations in the operating results of the Company, changes in the business prospects for the Company, as well as many other factors that are beyond the Company’s control, including the following:

(a)	actual or anticipated fluctuations in the Company’s results of operations;

(b)	changes in estimates of future results of operations by the Company or securities research analysts;

(c)	changes in the economic performance or market valuations of other companies that investors deem comparable to the Company;

(d)	addition or departure of the Company’s executive officers and other key personnel;

(e)	release or other transfer restrictions on outstanding Company common shares;

(f)	sales or perceived sales of additional securities by the Company;

(g)	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; and

(h)	news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

The results of these activities will inevitably affect the Company’s decisions related to future operations and will likely trigger major changes in the trading price of the Company’s common shares. In general, financial markets have, from time to time, experienced extreme price and volume fluctuations, that have been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Company’s common shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of the Company’s common shares may be adversely affected.

Risk Factors Related to Dilution

The Company may issue additional common shares in the future, which may dilute a shareholder’s holdings in the Company. The Company’s articles permit the issuance of an unlimited number of common shares, and shareholders will have no pre-emptive rights in connection with such further issuance. The directors of the Company have the discretion to determine the price and the terms of issue of further issuances. Moreover, additional common shares will be issued by the Company on the exercise of options under the Company’s stock option plan and upon the exercise of outstanding warrants.

Environmental and Employee Health and Safety Regulations

The Company’s operations are subject to environmental and safety laws and regulations concerning, among other things, emissions and discharges to water, air and land, the handling and disposal of hazardous and non-hazardous materials and wastes, and employee health and safety. The Company will incur ongoing costs and obligations related to compliance with environmental and employee health and safety matters. Failure to comply with environmental and safety laws and regulations may result in additional costs for corrective measures, penalties or in restrictions on our manufacturing operations. In addition, changes in environmental, employee health and safety or other laws, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company’s operations or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Constraints on Marketing Products

The development of the Company’s business and operating results may be hindered by applicable restriction on sales and marketing activities imposed by Health Canada. The regulatory environment in Canada limits the Company’s ability to compete for market share in a manner similar to other industries. If HEXO is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through the selling price for its products, the Company’s sales and operating results could be adversely affected.

Fraudulent or Illegal Activities by Employees, Contractors or Consultants

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against HEXO, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Significant Obligations as a Public Company

The Company is subject to evolving corporate governance and disclosure regulations that may from time to time increase HEXO’s risk of non-compliance, which could adversely impact the price of the Common Shares.

The Company is subject to changed rules and regulations as implemented by a number of governmental and self-regulated bodies, including, but not limited to, the Canadian Securities Administration, the TSX and the International Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity creating many new requirements.

On June 21, 2018, the Company commenced trading on the TSX and is therefore subject to National Instrument 52-109 Certifications for Disclosure in Issuers’ Annual and Interim Filings, to file certifications related to establishing and maintaining adequate Disclosure Controls and Procedures (“DCP”) and Internal Control Over Financial Reporting (“ICFR”). If we do not satisfy the DCP and ICFR requirements on an ongoing and timely basis, investors could lose confidence in the reliability of our financial statements, and this could harm our business and have a negative effect on the trading price or market value of securities of the Corporation. If we do not implement new or improved controls, or experience difficulties in implementing them, it could harm our operating results, or we may not be able to meet our reporting obligations. There is no assurance that we will be able to remediate material weaknesses, if any are identified in future periods, or maintain all of the necessary controls to ensure continued compliance. There is also no assurance that we will be able to retain personnel who have the necessary finance and accounting skills because of the increased demand for qualified personnel among publicly traded companies. Although we intend to devote substantial time to ongoing compliance with this, including incurring the necessary costs associated with therewith, we cannot be certain that we will be successful in complying with the aforementioned public governance requirements.

The Company operates in a dynamic, rapidly changing environment that involves risks and uncertainties, and as a result, management expectations may not be realized for a number of reasons. An investment in HEXO securities is speculative and involves a high degree of risk and uncertainty.

DIVIDENDS

As of the date of this Annual Information Form, the Company has not paid any dividends and has no current intention to declare dividends on its Common Shares in the foreseeable future. Any decision to pay dividends on its Common Shares in the future will be at the discretion of the Company’s board of directors and will depend on, among other things, the Company’s results of operations, current and anticipated cash requirements and surplus, financial condition, any future contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the board of directors may deem relevant.

CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Common Shares and an unlimited number of special shares issuable in series. As of the date of this Annual Information Form, there are 193,629,174 Common Shares issued and outstanding.

The holders of the Common Shares are entitled to one vote per share at all meetings of the shareholders of the Company either in person or by proxy. The holders of Common Shares are also entitled to dividends, if and when declared by the directors of the Company and the distribution of the residual assets of the Company in the event of a liquidation, dissolution or winding up of the Company. The Common Shares rank equally as to all benefits which might accrue to the holders thereof, including the right to receive dividends, voting powers, and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other disposition of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The Common Shares are not subject to call or assessment rights or any preemptive or conversion rights. There are no provisions for redemption, purchase for cancellation, surrender or purchase of funds.

The Company has adopted an omnibus long-term incentive plan (the “Omnibus Plan”) under which it is authorized to grant stock options, restricted shares, restricted share units, deferred share units, share appreciation rights and retention awards (collectively, “Awards”) to officers, directors, employees and consultants. The maximum number of Common Shares reserved for issuance pursuant to Awards that may be granted under the Omnibus Plan is 10% of the issued and outstanding Common Shares as at the date of the grant. The Omnibus Plan is a “rolling” plan or “evergreen plan” under the rules of the TSX. As of the date of this Annual Information Form, there are Awards outstanding under the Omnibus Plan for stock options exercisable to purchase up to 1,187,500 Common Shares. No other Awards have been made under the Omnibus Plan as of the date of this Annual Information Form.

In addition, the Company has adopted a stock option plan (the “Option Plan”) under which it was authorized to grant stock options to officers, directors, employees, and consultants. The Omnibus Plan has replaced the Option Plan and no additional stock options will be issued under the Option Plan. At the time the Omnibus Plan was adopted on June 27, 2018, there were stock options to acquire 9,323,396 Common Shares issued under the Option Plan, which are in addition to any Awards which may be made under the Omnibus Plan. As of the date of this Annual Information Form, there are options which remain outstanding under the Option Plan exercisable to purchase up to 13,751,337 Common Shares.

In addition, as the date of this Annual Information Form, the Company also has common share purchase warrants outstanding exercisable to purchase up to 23,431,058 Common Shares at conversion prices ranging from $0.16-$6.00.

MARKET FOR SECURITIES

Common Shares

The Common Shares are currently listed on the TSX under the trading symbol “HEXO”. Prior to the listing of the Common Shares on the TSX on June 22, 2018, the Common Shares were listed on the TSXV under the trading symbol “THCX”. The following tables sets forth the reported intraday high and low prices and monthly trading volumes of the Common Shares for the 12-month period prior to the date of this Annual Information Form.

	TSX Price Range
Month	High	Low	TSX Total Volume
October 1 – 25, 2018	$8.95	$5.50	1,045,840,000
September 2018	$8.99	$5.42	1,127,680,000
August 2018	$5.65	$4.12	397,820,000
July 2018	$5.11	$4.10	134,270,000
June 21 – 30, 2018	$5.39	$4.91	42,500,000

	TSXV Price Range
Month	High	Low	TSXV Total Volume
June 1 – 20, 2018	$5.18	$4.80	4,737,874
May 2018	$5.35	$4.21	5,991,619
April 2018	$4.31	$3.49	17,845,768
March 2018	$4.30	$3.64	15,366,507
February 2018	$4.23	$3.38	200,770,000
January 2018	$3.81	$5.00	396,160,000
December 2017	$4.11	$2.52	220,480,000
November 2017	$2.81	$2.30	58,280,000

Notes:

(1)	Source: TMXData.

PRIOR SALES

The following table summarizes details of the following securities that are not listed or quoted on a marketplace issued by the Company during the 12-month period prior to the date of this Annual Information Form:

Date	Type of Security Issued	Note	Issuance/Exercise Price per Security	Issued
November 6, 2017	Stock Options	1	$2.48	128,000
November 24, 2017	Unsecured Convertible Debentures	2	$1,000	69,000
November 24, 2017	Common Share Purchase Warrants	2	$3.00	15,663,000
November 24, 2017	Common Share Purchase Warrants	2	$3.00	1,568,181
December 4, 2017	Stock Options	3	$2.69	1,770,000
January 29, 2018	Stock Options	4	$4.24	261,000
January 30, 2018	Bought Deal Public Offering	5	$4.00	37,375,000
January 30, 2018	Common Share Purchase Warrants	5	$5.60	18,687,500
January 30, 2018	Common Share Purchase Warrants	5	$4.00	1,495,000
March 12, 2018	Stock Options	6	$3.89	325,000
April 16, 2018	Stock Options	7	$4.27	906,500
June 8, 2018	Stock Options	8	$5.14	441,000
July 11, 2018	Stock Options	9	$4.89	5,691,500

Notes:

(1)

The Company granted stock options under the Option Plan to certain directors and executives exercisable for a total of 125,000 Common Shares and to certain non-executive employees exercisable for a total of 3,000 Common Shares.

(2)

The Company issued $69,000,000 principal amount of the November 2017 Debentures under the November 2017 Offering. The debenture holders also received a total of 15,663,000 warrants, and the Company also issued a total of 1,568,181 broker warrants. The November 2017 Debentures were subsequently converted into Common Shares and the warrants have expired. See “General Development of the Business – Three Year History - Public Offering and Conversion of 7.0% Unsecured Debenture Units”.

(3)

The Company granted stock options under the Option Plan to certain directors and executives exercisable for a total of 1,750,000 Common Shares and to certain non-executive employees exercisable for a total of 20,000 Common Shares.

(4)	The Company granted stock options under the Option Plan to certain non-executive employees exercisable for a total of 261,000 Common Shares.
(5)

The Company issued 37,375,000 units under a public offering at a price of $4.00 per unit for gross proceeds of $149,500,000. Each unit consisted one Common Share and one-half of one share purchase warrant of the Company. Each warrant is exercisable for one Common Share at a price of $5.60 per share for a period of two years. In addition, the Company issued an aggregate of 1,495,000 compensation warrants to the underwriters. See “General Development of the Business – Three Year History - Public Offering of Units”.

(6)	The Company granted stock options under the Option Plan to certain directors and executives exercisable for a total of 325,000 Common Shares.
(7)

The Company granted stock options under the Option Plan to certain directors and executives exercisable for a total of 845,000 Common Shares and to certain non-executive employees exercisable for a total of 61,500 Common Shares.

(8)	The Company granted stock options under the Option Plan to certain non-executive employees exercisable for a total of 441,000 Common Shares.
(9)

The Company granted stock options under the Omnibus Plan to certain directors and executives for a total of 4,325,000 Common Shares and to certain non-executive employees for a total of 1,366,500 Common Shares.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER

To the Company’s knowledge, there exist no securities in escrow or that are subject to a contractual restriction on transfer as of the date of this Annual Information Form.

DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

The table below sets out the names, provinces and country of residence of the directors and executive officers of HEXO, their positions and offices with HEXO, the dates since which they have served as a director or executive officer of HEXO, their present principal occupations, and the number and percentage of Common Shares which they beneficially own or over which they have control or direction, directly or indirectly.

Number and %
of Common
Shares
Beneficially Owned or Controlled or
Directed,
Name and Residence	Position and Offices Held with the Company	Director or Officer Since(1)	Principal Occupation(2)	Directly or Indirectly(3)
Sébastien St-Louis Ontario, Canada	Chief Executive Officer and Director	August 13, 2013(11)	Co-founder and Chief Executive Officer of HEXO	3,774,030(6) (1.92%)

Ed Chaplin Ontario, Canada	Chief Financial Officer	October 1, 2014(11)	Chief Financial Officer of HEXO	33,000 (0.02%)

Dr. Michael Munzar Québec, Canada	Director and Chair	November 17, 2014(11)	Medical doctor	1,850,866(7) (0.94%)

Adam Miron Ontario, Canada	Chief Brand Officer and Director	August 13, 2013(11)	Co-founder and Chief Brand Officer of HEXO	3,355,916 (8) (1.71%)

Jason Ewart(4),(5) Ontario, Canada	Director	November 17, 2014(11)	Director and Executive Vice- President, Capital Markets of Uptempo Inc.	10,000 (0.01%)

Vincent Chiara(4),(5) Québec, Canada	Director	November 4, 2016 (11)	President of Groupe Mach Inc.	7,708,432(9) (3.93%)

Nathalie Bourque(4),(5) Québec, Canada	Director	October 4, 2017	Public relations, government relations and financial communications consultant	72,727 (0.04%)

James McMillan Ontario, Canada	Vice-President, Business Development	July 6, 2015(11)	Vice-President, Business Development of HEXO	24,000(10) (0.21%)

Roch Vaillancourt Quebec, Canada	General Counsel	March 12, 2018	General Counsel of HEXO	20 (0.00%)

Jocelyn Racine Ontario, Canada	Vice-President, Finance	March 9, 2018	Vice-President, Finance of HEXO	Nil (Nil%)

Terence Lake British Columbia, Canada	Vice-President, Corporate Social Responsibility	September 4, 2017	Vice-President, Business Development of HEXO	4,000 (0.00%)

Pierre Killeen, Ontario, Canada	Vice-President, Government Relations	September 4, 2017	Vice-President, Government Relations of HEXO	Nil (Nil%)

Sonia Isabel Quebec, Canada	Vice-President, Sales	March 9, 2018	Vice-President, Sales of HEXO	Nil (Nil%)

Arno Groll Ontario, Canada	Vice-President, Operations	April 16, 2018	Vice-President, Operations of HEXO	Nil (Nil%)

Dominique Jones Ontario, Canada	Vice-President, Human Resources	September 17, 2018	Vice-President, Human Resources of HEXO	Nil (Nil%)

Nick Davies Ontario, Canada	Vice-President, Marketing	September 17, 2018	Vice-President, Marketing of HEXO	Nil (Nil%)

Notes:

(1)	The term of the current directors shall expire at the conclusion of the following annual meeting of the shareholders of the Company.
(2)	For details on the principal occupations of the directors and officers during the past five years, see “Biographical Information”.
(3)	Percentage of securities is calculated from the total number of issued and outstanding shares as of October 11, 2018, being 196,098,593 shares.
(4)	Member of the Audit Committee.
(5)	Member of the Human Resources and Governance Committee.
(6)	Includes 3,546,198 Common Shares owned of record by 8375739 Canada Inc., which is owned and controlled by Mr. St-Louis.
(7)	Includes 1,710,866 Common Shares owned of record by 159927 Canada Inc., which is owned and controlled by Dr. Munzar.
(8)	These shares are owned of record by No. 2 Mission Row Inc., which is owned and controlled by Mr. Miron.
(9)	Includes 6,171,432 Common Shares owned of record by Casale HC Limited Partnership and 1,469,000 shares owned of record by SMA Trust, which are owned and/or controlled by Mr. Chiara.
(10)	These shares are owned of record by UberGreen Inc., which is owned and controlled by Mr. McMillan.
(11)

Reflects the date of appointment to Predecessor THCX otherwise, since March 15, 2017, the date the Qualifying Transaction was completed and the directors and officers of BFK were replaced by the directors and officers of Predecessor THCX .

Biographical Information

Dr. Michael Munzar – Director & Chair of the Board

Dr. Munzar is a clinician and is currently serving as Medical Director of Statcare medical clinic in Pointe Claire, Québec. In addition, Dr. Munzar is on the board of directors of Osta Biotechnologies Inc., and has held the position of Vice President of Medical and Regulatory Affairs at Osta since 2005. He served as Medical Director of Nymox Pharmaceutical Corporation (NASDAQ:NYMX) from 1996 to 2004 and as the President of Serex Inc., a wholly owned Subsidiary of Nymox, from 2000 to 2004. Dr. Munzar has experience in the regulatory development of drugs and medical devices. He obtained his MDCM from McGill University in 1979.

Jason Ewart –Director

Mr. Ewart currently serves as a Director and Executive Vice President, Capital Markets of Uptempo Inc. Mr. Ewart is the co-founder and former CEO of the Canadian merchant bank, Fountain Asset Corp from 2003 to 2017. Mr. Ewart was a market analyst with A&E Capital Funding Inc. and Bradstone Equity Partners Inc. between 1998 and 2002 and Vice President of Quest Investment Corporation between 2002 and 2003. He is a board member of Marathon Mortgage Corp, Attorneys Title Guarantee Fund Inc., and the Northumberland Community Futures Development Corp. Mr. Ewart is a member of the Institute of Corporate Directors (ICD) in Canada. Mr. Ewart holds an economics degree from McGill University.

Vincent Chiara – Director

Mr. Chiara is the President and sole owner of Groupe Mach Inc. (“Mach”). He began his career in 1984 as a lawyer specializing in real estate transactions and corporate litigation. In 1999 he ceased practicing law and focused on real estate acquisitions and property development through Mach, a private holding company. Mach and its affiliates hold significant investments representing approximately 19 million square feet of real estate (office, retail, residential, industrial and hotel) located primarily in Montreal and Québec City, including the Stock Exchange Tower, the CIBC Tower, the Sun Life Building, the CBC Tower and the University Complex. Mach continues to acquire and redevelop properties across North America while maintaining its institutional reputation within the market.

Nathalie Bourque – Director

Ms. Bourque is a member of the board of Alimentation Couche-Tard and Héroux-Devtek. She held the position of Vice-President, Public Affairs and Global Communications at CAE Inc. from 2005 until her retirement in February 2015. Prior to joining CAE, Ms. Bourque was a partner at NATIONAL Public Relations where she was responsible for numerous clients in the financial, biopharmaceutical, retail and entertainment areas. Previously, she worked for various communications companies and has also worked for accounting firms in marketing. She was a member of the Board of Financial Services of the Caisse de dépôt et placement du Québec and Horizon Science and Technology. She also served as President of the MBA Association and Le Cercle Finance et Placement du Québec. She was also a Governor of McGlll University and was on the board of Maison MarieVincent. Ms. Bourque has a BA from Laval University and an MBA from McGill University.

Sébastien St-Louis – President and Chief Executive Officer and Director

Mr. St-Louis has been the President and Chief Executive Officer of THC since August 2013. Mr. St-Louis is also the President and founder of Shield Real Estate Investments Inc., founded in 2012. Prior to that, he served as a Senior Account Manager at the Business Development Bank of Canada from 2008 to 2011 and as Chief Financial Officer of Wholesale Autoparts Warehouses from 2011 to 2012. Mr. St-Louis holds an MBA, DESS, finance from the Université du Québec à Montréal and a Bachelor of Arts from the University of Ottawa.

Ed Chaplin – Chief Financial Officer

Prior to Joining THC as Chief Financial Officer in 2014, Mr. Chaplin served as V.P. Finance and Administration for Solacom Technologies Inc. from 2011 to 2014, Interim Corporate Controller at Arise Technologies Inc. in 2011, V.P Finance and Administration at BTI Systems Inc. from 2008 to 2010 and Corporate Controller at Corel Corporation from 1999 to 2008. He obtained his Chartered Professional Accountant, Chartered Accountant designation while working for Ernst and Young from 1996 to 1999. Mr. Chaplin holds a Bachelor of Commerce from Carleton University.

Adam Miron – Chief Brand Officer and Director

Mr. Miron has been the Chief Brand Officer of HEXO since August 2013. Mr. Miron is the co-founder of iPolitics.ca and was its Chief Information Officer from 2010 to 2013. He was also the National Director of the Federal Liberal Commission from 2007 to 2009 and was responsible for the Liberal Party of Canada’s online election campaigns. He has experience with online marketing and sales, and brand development. Mr. Miron has also run political campaigns in Canada and abroad.

James McMillan – Vice-President, Business Development

Mr. McMillan has been the Vice-President, Business Development of HEXO since June 2015. Prior to that, he served as Vice-President, Business Development of LivQoS Inc. from 2009 to 2015 and as Vice-President, Sales and Marketing of UberGreen Inc. from 2005 to 2009. Mr. McMillan has over 19 years’ experience as a senior sales leader with a strong background in new market identification and development including expansion into international markets. He holds a Bachelor of Commerce from Concordia University.

Roch Vaillancourt – General Counsel

Mr. Vaillancourt has been HEXO’s General Counsel since March 2018. Roch brings almost 25 years of business and legal experience to his role as General Counsel and Corporate Secretary. Roch has been involved in several successful business ventures, both as an executive and legal advisor which earned him inclusion as one of Canada’s top 100 General Counsels (Legal 500 GC Powerlist -2016). As General Counsel, Roch plays an integral role in crafting all aspects of the company’s business and legal strategy, including contract negotiations, ensuring regulatory compliance, managing legal and regulatory issues, and supporting management and the Board of Directors in all legal issues.

Terence Lake – Vice-President, Corporate Social Responsibility

Dr. Lake has been the Vice-President of Corporate Social Responsibility since September 2017. Dr. Lake brings sixteen years of political experience and a dedication to best practice in public health policy to his role as Vice-President of Corporate and Social Responsibility. During his tenure as a member of the British Columbia legislature (2009-2017), he served as Minister of the Environment and Minister of Health, where he was responsible for a $18 billion health budget. He also managed the implementation of the province’s public health response to the fentanyl opioid crisis, earning him the Canadian Public Health Association’s National Public Health Hero Award in May 2017, and the Provincial Public Health Officers’ Award of Excellence in Public Health. He is a past mayor of Kamloops, BC, a veterinarian and former animal health instructor at Thompson Rivers University.

Sonia Isabel – Vice-President, Sales

Ms. Isabel has been the Vice-President of Sales since March 2018. Sonia brings more than 20 years of sales and marketing experience managing large teams to success. Her experience includes more than a decade in senior roles with the Société des alcools du Québéc (SAQ), including Director of Business Relations, Director of Sales Administration, and Director of Operational Planning. Sonia leads our sales development and customer acquisition and retention strategies, focusing on Quebec and other markets across Canada and abroad.

Jocelyn Racine – Vice-President, Finance

Mr. Racine joined HEXO as Vice-President of Finance in March 2018. Jocelyn is a Chartered Professional Accountant and brings three decades of financial management in the construction and telecommunications industry to the role. Jocelyn is responsible for financial reporting, internal control, risk management, and day-to-day treasury and financial operations. He also provides executive management with financial insight to support decision-making and contributes to the company’s success.

Arno Groll – Vice-President, Operations

Mr. Groll has been the Vice-President of Operations since April 2018. Arno was recently promoted to VP of Operations from his previously held Director of Operations position at Hydropothecary. His engineering background along with management and organizational expertise has helped him to succeed in overseeing our day-to-day operations in support of our growth. This includes oversight of and responsibility for operations, supply chain, and our expansion projects.

Nick Davies – Vice-President, Marketing

Mr. Davies is an accomplished marketing executive with over two decades of experience building trusted global brands and market-leading products. Nick has been involved with several successful businesses including, Puma, Coleman, Virgin, and Corel. Nick has earned a reputation as an energetic marketing leader known for building high quality consumer experiences. As Executive Vice President at Corel, he held global P&L responsibility for the graphics and productivity division, and led the company’s expansion into new international markets. Nick is a graduate of the European Business School and holds an MBA from INSEAD.

Dominque Jones – Vice-President, Human Resources

Ms. Jones offers more than 20 years’ experience in leading organizations through periods of exceptional growth, with a career spanning six industries and three continents. Most recently, Dominique served as Chief Operating Officer for an education software company and before that as Chief People Officer of Halogen Software, where she led the company’s people through an IPO to sale. Of particular note, Dominique led significant culture change initiatives and designed and implemented award-winning leadership and high-potential development programs. She brings to the team a passion for coaching and team-building.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as set out below, to the knowledge of the Company, no director or executive officer of the Company, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

1. is, as of the date of this Annual Information Form, or has been within the last ten (10) years of the date of this Annual Information Form, a director, chief executive officer or chief financial officer or any company that while acting in such capacity, the company:

(a) was subject to a cease trade order, a similar order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than thirty (30) consecutive days; or,

(b) was subject to a cease trade order, a similar order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than thirty (30) consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or,

(c) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

2. has, within the ten (10) years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a received, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

To the knowledge of the Company, no director or executive officer of the Company, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

1. any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or,

2. any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The Company may from time to time become involved in transactions which conflict with the interests of the directors and the officers of the Company. The interest of these persons could conflict with those of the Company. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the directors of the Company, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interest of the Corporation.

PROMOTERS

There are no individuals who would be considered promoters of the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There are no material legal proceedings or regulatory actions that HEXO is or was a party to, or that any of its property is or was the subject of, during the year ended July 31, 2018, and no such proceedings are known by THCX to be contemplated.

The Company is not aware of any penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority, any other penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor making an investment decision, or any settlement agreements the Company has entered into before a court relating to securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No director or executive officer of HEXO, no shareholder who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding Common Shares, nor any associate or affiliate of such persons, has or has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years of the Company that has materially affected or is reasonably expected to materially affect HEXO or any of its subsidiaries.

TRANFER AGENT AND REGISTAR

The transfer agent and registrar of the Company is TSX Trust Company at its offices in Toronto, Ontario.

MATERIAL CONTRACTS

Except for the contracts noted below and contracts entered into in the ordinary course of business, there are no contracts entered into by the Company during the twelve month period ending July 31, 2018 which are material or entered into before the twelve month period ending July 31, 2018 but are still in effect which are material:

1. warrant indenture dated January 30, 2018 between the Company and TSX Trust Company as warrant agent in respect of the common share purchase warrants issued by the Company on January 30, 2018.

AUDIT COMMITTEE INFORMATION

As of the date hereof, the Audit Committee consists of Jason Ewart (chairman), Vincent Chiara and Nathalie Bourque, all of whom are “independent”, and all of whom are “financially literate” within the meaning of National Instrument 52-110 — Audit Committees. Each of the Audit Committee members has an understanding of the accounting principles used to prepare the Company’s financial statements, experience preparing, auditing, analyzing or evaluating comparable financial statements and experience as to the general application of relevant accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

The Audit Committee has the primary function of fulfilling its responsibilities in relation to reviewing the integrity of the Company’s financial statements, financial disclosures and internal controls over financial reporting; monitoring the system of internal control; monitoring the Company’s compliance with legal and regulatory requirements, selecting the external auditor for shareholder approval; reviewing the qualifications, independence and performance of the external auditor; and reviewing the qualifications, independence and performance of the Company’s internal auditors. The Audit Committee has specific responsibilities relating to the Company’s financial reports; the external auditor; the internal audit function; internal controls; regulatory reports and returns; legal or compliance matters that have a material impact on the Company; and the Company’s whistleblowing procedures. In fulfilling its responsibilities, the Audit Committee meets regularly with the internal and external auditor and key management members. Information concerning the relevant education and experience of the Audit Committee members can be found in “Directors and Officers” above. The full text of the Audit Committee’s charter is disclosed in Schedule “A”.

Pre-Approval Policies and Procedures

The Committee will pre-approve all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities. The Committee may delegate to one or more of its members the authority to pre-approve non-audit services but preapproval by such member or members so delegated shall be presented to the full Committee at its first scheduled meeting following such pre-approval.

External Auditor Service Fees

The following table sets forth, by category, the fees for all services rendered by the Company’s current external auditor, MNP LLP, for the financial year ended July 31, 2018 (including estimates). MNP LLP was retained by the Company to act as external auditor beginning on May 25, 2017.

	July 31, 2018
Audit Fees	$135,000
Review Related Fees	$85,000
Tax Fees	$22,475	(2)
All Other Fees	$16,590	(1)

Notes:

(1)	Includes translation related fees and business amalgamating activity.
(2)	Includes fees for services related to assistance with tax returns.

The following table sets forth, by category, the fees for all services rendered by the Company’s former external auditor, Deloitte LLP, for the financial years ended July 31, 2017 and July 31, 2018 (including estimates). Deloitte LLP ceased to act as external auditor on March 15, 2017.

	July 31, 2017			July 31, 2018
Audit Fees	$	Nil		$	Nil
Audit Related Fees		$38,150	(1)	$	Nil
Tax Fees	$	Nil		$	Nil
All Other Fees		$60,000	(2)	$	Nil

Notes:

(1)	Includes fees for services related to review of interim financial statements.
(2)	Includes fees for services related to support for the BFK filing statement prepared in connection with the Qualifying Transaction and accounting consultation.

The following table sets forth, by category, the fees for all services rendered by the McGovern Hurley LLP, formerly the auditors to BFK, the Company’s predecessor, and the Company, for the financial years ended July 31, 2016 and July 31, 2017 (including estimates). McGovern Hurley LLP ceased to act as external auditors to BFK on May 25, 2017.

	July 31, 2017			July 31, 2018
Audit Fees		$6,297		$	Nil
Audit Related Fees	$	Nil		$	Nil
Tax Fees	$	Nil		$	Nil
All Other Fees		$7,650	(1)	$	Nil

Note:

(1)	Includes fees for services related to support for the BFK filing statement prepared in connection with the Qualifying Transaction.

INTERESTS OF EXPERTS

MNP LLP is the independent auditor of the Company and is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under its profile on SEDAR at www.sedar.com.

Additional information relating to HEXO, including with respect to directors’ and officers’ remuneration and indebtedness, principal holders of its securities, and securities authorized for issuance under equity compensation plans, will be contained in the Company’s information circular for its most recent annual meeting of security holders that involves the election of directors.

Additional financial information for HEXO is provided in the audited annual consolidated financial statements and management’s discussion and analysis of HEXO for the year ended July 31, 2018, which are available for viewing under the Company’s profile on SEDAR at www.sedar.com.

SCHEDULE A

Audit Committee Charter

(See Attached)

Approved: June 28, 2017

AUDIT COMMITTEE CHARTER

1.	Purpose

The Audit Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of HEXO Corp. (the “Corporation”) appointed as required by s. 158 of the Business Corporations Act (Ontario) and the Canadian Securities Administrators’ National Instrument 52-110—Audit Committees (“NI 52-110”). Its purpose is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, and (iii) the qualifications and independence of the auditor of the Corporation (the “external auditor”).

2.	Authority

The Committee has authority to conduct or authorize investigations into any matter within its scope of responsibility. It is empowered to:

a. Recommend to the Board the public accounting firm to be nominated for appointment by the Corporation’s shareholders as the external auditor, including the external auditor’s compensation, and oversee the work of the external auditor. The external auditor will report directly to the Committee.

b. Resolve any disagreements between management and the external auditor regarding financial reporting.

c. Pre-approve permitted non-audit services performed by the Corporation’s external auditor.

d. Retain independent counsel, accountants, or others to advise the Committee or assist in its duties and to set and pay their applicable compensation.

e. Meet with the Corporation’s officers, external auditor or outside counsel, as necessary and communicate directly with the Corporation’s shareholders.

f. Delegate authority, to the extent permitted by applicable law, to one or more designated members of the Committee, including the authority to pre-approve all permitted non-audit services, provided that such decisions are reported to the full Committee at its next scheduled meeting.

3.	Composition

a. The Committee will consist of directors, as determined by resolution of the Board from time to time.

b. The Corporate Governance Committee will recommend to the Board applicable directors for appointment to the Committee and the Chair of the Committee.

c. If and whenever a vacancy exists on the Committee, the remaining members may exercise all of its powers so long as there continue to be at least three members on the Committee. If at any time a vacancy exists on the Committee that the Board is required to fill, the Board may appoint a new member to fill such vacancy by ordinary resolution of the Board.

d. Each Committee member must be financially literate as defined in NI 52-110. The Board or the Committee may, from time to time, establish policies limiting the number of audit committees which Committee members may be appointed to.

4.	Meetings

a. The Committee must meet at least four times per year, and at least annually, privately, with each of management and the external auditor.

b. The greater of two members or 50% of the members of the Committee shall constitute a quorum. All resolutions of the Committee shall be made by a majority of its members present at a meeting duly called and held. All Committee members are expected to attend each meeting, in person or by telephone or video conference. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

c. The Committee may invite such officers, directors and employees of the Corporation as it deems necessary or advisable from time to time to attend meetings of the Committee and assist in the discussion and consideration of the duties of the Committee.

d. The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee. Following a Committee meeting, the Committee Chair shall report on the Committees’ activities to the Board at the next Board meeting. The Committee must keep and approve minutes of its meetings in which shall be recorded all action taken by it, which minutes must be made available to the Board as soon as practicable after each meeting of the Committee.

5.	Chair

The Chair of the Committee has the powers and responsibilities set forth in Schedule “A” hereto.

6.	Responsibilities

The Committee must:

a. Review significant accounting and reporting issues and understand their impact on the financial statements, including but not limited to:

(i) complex or unusual transactions and highly judgmental areas;

(ii) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Corporation’s selection or application of accounting principles;

(iii) any significant variances with comparative reporting periods; and

(iv) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

b. Review analyses prepared by management and/or the external auditor relating to significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of the selection or application of the Corporation’s accounting principles.

c. Review compliance with covenants under any loan agreements.

d. Review disclosure requirements for commitments and contingencies.

e. Review with management and the external auditor the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditor’s activities or on access to requested information, any significant disagreements with management, and adjustments raised by external auditors, whether or not included in the financial reports.

f. Review and discuss the annual audited financial statements and quarterly financial statements with management and the external auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), including the discussion of critical accounting estimates included therein.

g. Review and recommend to the Board for approval, prior to public disclosure, the annual and quarterly financial statements, MD&A and annual and interim profit or loss press releases.

h. Review disclosures made by the Chief Executive Officer and the Chief Financial Officer during the certification process about significant deficiencies or material weakness in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Corporation’s internal controls and, if applicable, understand the basis upon which the certifying officers concluded that any particular deficiency or combination of deficiencies did or did not constitute a material weakness.

i. Review and recommend to the Board for approval, prior to public disclosure, financial information and earnings guidance provided externally, including to analysts and rating agencies if applicable. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made).

j. Satisfy itself that adequate procedures are in place, and periodically assess the adequacy of those procedures, for the review of any public disclosure of financial information extracted or derived from the financial statements, other than the statements themselves, the MD&A or the press releases referred to above.

k. Annually review and assess the Corporation’s policies in effect from time to time, including its, Disclosure and Confidentiality Policy and Whistleblower Policy and make recommendations to the Board.

7.	Internal Control

The Committee shall also:

a. Consider the effectiveness of the Corporation’s system for internal control over financial reporting, including information technology security and control.

b. Review the scope of the external auditor’s review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

c. Review the external auditor’s management letters and management’s responses to such letters.

d. As requested by the Board, discuss with management and the external auditor the Corporation’s identifiable risks arising from any financial, operational or other deficiencies, the adequacy and effectiveness of the Corporation’s accounting and financial controls relating thereto, and the steps management has taken to monitor and control identified risks.

e. Annually review the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with same, and the steps management has taken to monitor and control such deficiencies or instances of noncompliance.

8.	External Audit

The Committee shall also:

a. Review the external auditor’s proposed audit scope and approach.

b. Review the performance of the external auditor. Annually review the report of the external auditor on matters required to be communicated to the Committee under Section 5135 (auditors’ responsibility to consider fraud) and Section 5751 (communications with those having oversight responsibility for the financial reporting process-independence) of the Canadian Institute of Chartered Accountants handbook.

c. Report any conclusions with respect to the external auditor to the Board.

d. Establish and periodically assess the Corporation’s hiring policies for partners, employees and former partners and employees of the current or prior external auditor.

e. At least once per year, meet privately with the external auditor to discuss any matters that the Committee or the external auditor believes should be discussed privately.

f. Review and pre-approve, in accordance with NI 52-110, any non-audit services, provided by the Corporation’s external auditor, taking into consideration whether the delivery of non-audit services will interfere with the independence of the auditors. The pre-approval of non-audit services may be further delegated to one or more independent members of the Committee, provided that said pre-approval is presented to the Committee at its first scheduled meeting following such approval. The pre-approval requirement is satisfied with respect to the provision of de minimis non-audit services if:

(i) the aggregate amount of all such non-audit services provided to the Corporation which were not pre-approved constitutes not more than 5% of the total amount of fees paid by the Corporation and its subsidiaries to the external auditor during the fiscal year in which the non-audit services are provided;

(ii) the services were not recognized by the Corporation or its subsidiaries, at the time of the engagement, to be non-audit services; and

(iii) the services are promptly brought to the attention of the Committee and approved, prior to the completion of the audit, by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

The Committee may from time to time establish specific pre-approval policies and procedures in accordance with NI 52-110.

9.	Compliance

The Committee shall also:

a. Annually review the effectiveness of the Corporation’s system of monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

b. Establish and periodically assess the adequacy of procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees regarding questionable accounting or auditing matters.

c. Review findings of any examinations by regulatory agencies, and any external auditor’s observations made regarding those findings.

d. Review the process for communicating the Code of Business Ethics to Corporation personnel, and for monitoring compliance therewith. 10. Reporting Responsibilities The Committee shall also:

a. Report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s external auditor and internal controls over financial reporting.

b. Review any other reports the Corporation issues that relate to Committee responsibilities.

c. Liaise with the external auditor and the Board to ensure that any material issues that have arisen related to compliance and governance have been addressed and that appropriate actions have been identified and undertaken to mitigate the issues identified.

d. The Committee shall at least annually evaluate its own performance and the contents of this Charter, including Schedule “A” attached hereto, and recommend to the Board such changes to the Charter as the Committee deems appropriate.

11.	Other responsibilities

The Committee shall also:

a. Discuss with management the Corporation’s major policies with respect to risk assessment and risk management.

b. Perform other activities related to this Charter as requested by the Board.

c. Institute and oversee special investigations as required with respect to the discharge of the Committee’s duties hereunder.

d. Ensure appropriate disclosure of this Charter as may be required by applicable law.

Schedule “A”

HEXO Corp.

Audit Committee Chair Person Description

In addition to the duties and responsibilities set out in the bylaws and any other applicable charter, mandate or position description, the chair (the “Chair”) of the Audit Committee (the “Committee”) of HEXO Corp. has the duties and responsibilities described below.

1. Provide overall leadership to enhance the effectiveness of the Committee, including:

(a) overseeing the structure, composition, membership and activities delegated to the Committee;

(b) chairing every meeting of the Committee and encouraging free and open discussion at the meeting of the Committee;

(c) scheduling and setting the agenda for Committee meetings with input from other Committee members, the Chair of the Board of Directors and management as appropriate;

(d) facilitating the timely, accurate and proper flow of information to and from the Committee;

(e) arranging for management, internal personnel, external advisors and others to attend and present at Committee meetings as appropriate;

(f) arranging sufficient time during Committee meetings to fully discuss agenda items;

(g) encouraging Committee members to ask questions and express viewpoints during meetings, and

(h) taking all other reasonable steps to ensure that the responsibilities and powers of the Committee, as outlined in its Charter, are well understood by the Committee members and executed as effectively as possible.

2. Foster ethical and responsible decision making by the Committee and its individual members.

3. Encourage the Committee members to meet separately from the scheduled Committee meetings to ensure that all members have an opportunity to be fully informed of information that will be addressed by the Committee during the meeting.

4. Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5. Carry out such other duties as may reasonably be requested by the Board of Directors.